1 Tesla Road, Austin, TX 78725 P 650 681 5100 F 650 681 5101
April 21, 2026

Mr. Elon Musk
Technoking of Tesla and
Chief Executive Officer
c/o Tesla, Inc.

    Re: 2026 Implementation Agreement

Dear Elon:

Reference is hereby made to that certain Performance Stock Option Award Agreement by and between Elon Musk (the “Participant”) and Tesla, Inc. (the “Company”), dated as of January 21, 2018, pursuant to which the Participant was previously granted a Non-Qualified Stock Option to purchase 303,960,630 Shares (split adjusted from the original grant of 20,264,042 Shares) (the “2018 Award”), subject to the terms and conditions contained in Part I (Notice of Stock Option Grant) and Part II (Terms and Conditions of Stock Option Grant) thereof (collectively, the “Option Agreement”). The Company represents to the Participant that there has been a final and non-appealable judgment, order or decision with respect to the action captioned Tornetta v. Elon Musk et al., C.A. No. 2018-0408-KSJM (Del. Ch.), and all appeals and related actions (including In re Tesla, Inc. Derivative Litigation, Nos. 10, 2025, 11, 2025 (Del. Ch.)), that has resulted in the Participant becoming able to exercise the 2018 Award in full, and, in reliance on such representation, the Company and the Participant acknowledge that the 2025 CEO Interim Restricted Stock Award granted pursuant to the 2025 CEO Interim Restricted Stock Agreement, dated as of August 3, 2025, has been forfeited and cancelled in its entirety in accordance with the terms and conditions thereof. In connection with the contemplated exercise of the 2018 Award in full by the Participant, each of the Company and the Participant desire to enter into this letter agreement (this “Implementation Agreement”) in order to establish and implement a mutually agreeable framework pursuant to which the Participant will exercise the 2018 Award and hold the underlying Shares, subject to the terms hereof. Capitalized terms used herein but not otherwise defined will have the meanings attributed to such terms under the Option Agreement.

Accordingly, the Company and the Participant hereby agree to the following terms and conditions:

1.Vesting Conditions. The Participant and the Company hereby agree to apply the following vesting conditions on the Shares to be issued to the Participant upon exercise of the 2018 Award (such Shares being referred to herein as the “Restricted Shares” so long as such Shares remain subject to the vesting conditions below), effective as of the date hereof:

a)General. Subject to the provisions of paragraph 1(b) hereof, the Restricted Shares will vest on the “Scheduled Vesting Date”, subject to the Participant being in continuous “Eligible Service” (each, as defined in paragraph 1(e) hereof) through the Scheduled Vesting Date. There will be no proportionate or partial vesting with respect to any period prior to the Scheduled Vesting Date.

b)Accelerated Vesting. Notwithstanding paragraph 1(a) hereof, the Restricted Shares will become fully vested upon the occurrence of a Change in Control so long as the Participant has not incurred a cessation of Eligible Service prior to such Change in Control. In addition to the foregoing, and further notwithstanding paragraph 1(a) hereof, in the event that the Participant incurs a cessation of Eligible Service as a result of an action taken by the Company without “Cause” or as a result of the Participant’s death or “Disability” (each, as defined in paragraph 1(e) hereof), the Restricted Shares will become fully vested as of the date of such cessation of Eligible Service.

c)Forfeiture upon Cessation of Eligible Service. Except as expressly provided in paragraph 1(b) hereof, in the event that the Participant incurs a cessation of Eligible Service for any reason or no reason prior to the Scheduled Vesting Date, the Restricted Shares will be immediately forfeited and returned to the Company without any consideration being paid therefor whatsoever; provided that, to the extent that the Participant paid any portion of the aggregate Exercise Price to the Company in cash, the Company will promptly refund to the Participant an amount equal to the lesser of (i) the aggregate Exercise Price paid in cash with respect to such

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forfeited Restricted Shares (the “Cash Exercised Shares”) and (ii) the Fair Market Value of such forfeited Cash Exercised Shares on the date of forfeiture.

d)Impact of Certain Events Prior to Exercise Date. Notwithstanding any provision to the contrary under this Implementation Agreement, if, prior to the “Exercise Date” (as defined in paragraph 2 hereof), any event occurs that would otherwise trigger accelerated vesting of the Restricted Shares under paragraph 1(b) hereof if such event occurred following the Exercise Date, then any exercise of the 2018 Award by the Participant after the occurrence of such event shall result in the issuance of fully vested Shares to the Participant (or, as applicable, the Participant’s estate), subject to the otherwise applicable provisions of this Implementation Agreement.

e)Certain Definitions. For purposes hereof, the following terms will have the following meanings:

i.    “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards and the related issuance of Shares, including, but not limited to, Texas state corporate laws, U.S. federal and state securities laws and regulations promulgated thereunder, the Code, the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the laws of any non-U.S. country or jurisdiction applicable to the Shares.

ii.    “Cause” means the occurrence of any one of the following events: (i) the Participant, in carrying out the Participant’s duties, acts or fails to act in a manner that is determined, in the sole discretion of the Board, after written notice of any such act or failure to act and a reasonable opportunity to cure the deficiency has been provided to Participant, to be (A) willful gross neglect or (B) willful gross misconduct resulting, in either case, in material harm to the Company unless such act, or failure to act, was reasonably believed by the Participant, in good faith, to be in the best interests of the Company; (ii) the Participant’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge (other than minor traffic violations), which could reasonably be expected to have a material adverse impact on the Company’s reputation or business; or (iii) the continuous, willful failure by the Participant to follow the reasonable directives of the Board.

iii.    “Disability” means a disability as determined under the Company’s long-term disability plan or program in effect at the time that the disability first occurs, or if no such plan or program exists at the time of such disability, then a “disability” as defined under Section 22(e)(3) of the Code.

iv.    “Disinterested Director” means a Director who is a “disinterested director” under Section 21.418 of the Texas Business Organizations Code (or its successor).

v.    “Eligible Service” means the Participant providing services as either of the following: (a) Chief Executive Officer of the Company, or (b) an executive officer responsible for the Company’s product development or operations, as approved by the Disinterested Directors.

vi.    “Scheduled Vesting Date” means, subject to the terms and conditions of this Implementation Agreement, January 19, 2028.

vii.    “Tax Obligations” means any federal, state or local taxes of any type whatsoever that are required under Applicable Laws to be withheld from payments or benefits otherwise provided to the Participant in connection with the Restricted Shares. For the avoidance of doubt, “Tax Obligations” includes, without limitation, the employee portion of all federal, state and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required under Applicable Laws to be withheld by the Company in connection with the Restricted Shares.

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2.Exercise of 2018 Award. Subject to the terms and conditions herein, the Participant will exercise the 2018 Award in full no earlier than thirty (30) days following the date hereof and no later than August 15, 2026 (the applicable exercise date being referred to herein as the “Exercise Date”) and will receive the Restricted Shares upon exercise. This Implementation Agreement will serve as the Participant’s written notice to the Company to exercise in full the 2018 Award in accordance with the foregoing and Sections 4.2 and 6 of Part II of the Option Agreement. At least five (5) business days prior to the elected Exercise Date, the Participant will notify the Company in writing of the Participant’s intended Exercise Date and method of exercise of the 2018 Award; provided that, in the event the Participant fails to provide notice to the Company, the Exercise Date will be August 15, 2026. Consistent with the provisions of the Option Agreement, the Participant may exercise the 2018 Award by paying the Company the aggregate Exercise Price (which is $7,094,441,104.20, or $23.34 per Restricted Share) in cash or by electing to have the Company withhold a sufficient number of unvested Restricted Shares otherwise issuable to the Participant upon exercise having a Fair Market Value as of the elected Exercise Date equal to the aggregate Exercise Price (a “Net Exercise”) or by using a combination of the foregoing methods. Absent an election by the Participant to pay the aggregate Exercise Price in cash or a using a combination of Net Exercise and cash, the 2018 Award will be exercised by Net Exercise on the Exercise Date. For the avoidance of doubt, the parties hereto acknowledge and agree that no Tax Obligations will arise in connection with the exercise of the 2018 Award in accordance with this paragraph 2 and further agree not to take any contrary position without the consent of the other party; provided, however, that the foregoing shall not apply to the extent there is a final determination (within the meaning of Section 1313(a) of the Code or any comparable provision of applicable state or local law) to the contrary.

3.Tax Matters.

a)Tax Withholding. The Company will require the prompt payment of any Tax Obligations arising in connection with the vesting of the Restricted Shares no later than the date such Tax Obligations are due, and, for the avoidance of doubt, the lifting or lapse of restrictions on the Restricted Shares will not occur unless and until provision for the Tax Obligations has been made. The Company will have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy the Tax Obligations. The Participant and the Administrator shall cooperate in good faith, taking into consideration the Administrator’s fiduciary duties to the Company, to establish and implement a comprehensive plan (the “Plan”) to satisfy all of the Tax Obligations expected to be due in respect of the Scheduled Vesting Date, which may include, with respect to all or a portion of the Tax Obligations: (i) the Participant paying cash, (ii) the Company withholding vested Shares in a “net settlement” in the manner contemplated in the subsequent sentence, (iii) the Participant selling Shares, including vested Shares, in coordination with the Company (and consistent with paragraph 8 hereof) through broker-assisted market transactions, underwritten offering(s) or otherwise, in each case, through SEC-registered or exempt transactions, (iv) any combination of the foregoing or (v) such other method or combination of methods as the Participant and the Administrator may mutually agree. To the extent a Plan, as contemplated by the foregoing sentence, is not agreed by the Participant and the Administrator prior to the earlier of (x) 180 days prior to the Scheduled Vesting Date and (y) the date on which the Restricted Shares vest in accordance with paragraph 1(b) hereof, (i) the Participant shall have the right to satisfy any Tax Obligations in a “net settlement” by electing to have the Company withhold a number of vested Shares otherwise deliverable to the Participant having a Fair Market Value equal to (rounded up to the nearest whole Share) up to 50% of the amount that is necessary to satisfy the Tax Obligations on any applicable vesting date (the “Net Settlement Election”), and (ii) if the Administrator does not also permit the Participant to satisfy the then-remaining Tax Obligations through a “net settlement” of vested Shares withheld by the Company (and the Participant does not provide the Company with a written election to satisfy such remaining Tax Obligations in cash), the Company shall take all actions reasonably necessary and appropriate to facilitate the timely sale by the Participant, through broker-assisted market transactions, underwritten public offering(s) or otherwise, in each case, through SEC-registered or exempt transactions, of vested Shares otherwise deliverable to the Participant having a Fair Market Value equal to (rounded up to the nearest whole Share) such remaining Tax Obligations. For the avoidance of doubt, unless otherwise elected by the Participant in writing, the Participant shall be deemed to have made a Net Settlement Election.

b)Tax Obligations. The Participant acknowledges that, regardless of any action taken or not taken by the Company, the ultimate liability for any Tax Obligations is and remains the Participant’s responsibility and may

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exceed the amount actually withheld by the Company. The Participant further acknowledges that the Company (i) makes no representations or undertakings regarding the tax treatment of any aspect of this Implementation Agreement, including, but not limited to, the issuance, vesting or subsequent sale of Shares and the receipt of any dividends or other distributions and (ii) does not commit to and is under no obligation to structure or administer this Implementation Agreement to reduce or eliminate the Participant’s tax liability or to achieve any particular tax result. Further, if the Participant is subject to Tax Obligations in more than one jurisdiction, the Participant acknowledges that the Company may be required to withhold or account for Tax Obligations in more than one jurisdiction. Except as expressly provided in this paragraph 3, the Participant will have no right to require the Company to withhold Shares to satisfy the applicable withholding for Tax Obligations.

c)Tax Consequences. The Participant has reviewed with the Participant’s own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of the actions contemplated by this Implementation Agreement. With respect to such matters, the Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Participant understands that the Participant (and not the Company) will be responsible for (i) the Participant’s own tax obligations and (ii) any U.S. state tax withholding-related liabilities that may arise as a result of inaccurate information provided by the Participant to the Company.

d)No Section 83(b) Election. The Participant agrees that the Participant will not file an election under Section 83(b) of the Code with respect to the Restricted Shares.

4.Voting Rights on Restricted Shares. From and after the exercise of the 2018 Award and the issuance of the Restricted Shares, the Participant may exercise full voting rights with respect to the Restricted Shares (including any Shares received as dividends thereon in accordance with paragraph 5 hereof) while the Participant is the record owner of the Restricted Shares without regard to any continued vesting conditions applicable under paragraph 1 hereof (but subject to forfeiture as otherwise provided herein).

5.Dividends on Restricted Shares. All dividends and other distributions paid with respect to the Restricted Shares, whether paid in shares or cash, will be subject to the same vesting conditions, restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid, and will be delivered to the Participant promptly following vesting of the Restricted Shares in accordance with paragraph 1 hereof, and if such Restricted Shares are forfeited to the Company, such dividends or other distributions also will be forfeited.

6.Holding Period. During Participant’s lifetime, except as required to satisfy taxes due in respect of the vesting of the Restricted Shares (including, without limitation, withholding required by paragraph 3 hereof) or as otherwise required or provided in connection with a Change in Control, the Participant will not sell or dispose of the Shares issued upon exercise of the 2018 Award pursuant to this Implementation Agreement until the earlier of (x) the fifth (5th) anniversary of the date on which the Restricted Shares become fully vested Shares in accordance with paragraph 1 hereof, and (y) the date of his death; provided, however, that the Participant may conduct transactions that involve merely a change in the form in which the Participant owns the fully vested Shares (e.g., transfer fully vested Shares to an inter vivos trust for which the Participant is the beneficiary during the Participant’s lifetime) or as may be permitted by the Administrator in its discretion consistent with the Company’s internal policies. Notwithstanding the foregoing or anything herein to the contrary, the Participant may sell Shares in market transactions during the Holding Period for purposes of satisfying any obligations with respect to taxes, subject to the provisions of paragraph 8 hereof. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Restricted Shares in violation of the foregoing, or upon any attempted sale under any execution, attachment or similar process in violation of the foregoing, will be null and void.

7.Limited Pledging of Shares. The Company agrees that, solely in order to satisfy payment of the aggregate Exercise Price and/or the Tax Obligations or any other taxes due in respect of the vesting of the Restricted Shares (including, without limitation, the withholding required by paragraph 3 hereof), the Participant may pledge any Shares beneficially owned by the Participant. Otherwise, the pledging of Shares is not allowed under any circumstances, except as expressly permitted by the Administrator.

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8.Orderly Disposition of Shares. Subject to compliance with any applicable holding periods (including the holding period set forth in paragraph 6 hereof), the Participant may sell, transfer, or in any other way dispose of the Shares issued pursuant to this Implementation Agreement once they have become fully vested Shares in any manner permitted by Applicable Laws, subject to coordinating any such sale, transfer or other disposition in an orderly manner with the Company. The Participant will remain subject to the foregoing obligation during and after Eligible Service.

9.No Guarantee of Continued Eligible Service. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT, UNLESS OTHERWISE AGREED BETWEEN THE PARTICIPANT AND THE COMPANY OR OTHERWISE PROVIDED IN THIS IMPLEMENTATION AGREEMENT, THE VESTING OF THE RESTRICTED SHARES PURSUANT TO THE VESTING PROVISIONS HEREOF IS SUBJECT TO THE PARTICIPANT’S CONTINUED ELIGIBLE SERVICE AND CANNOT BE SATISFIED THROUGH THE ACT OF EXERCISING THE 2018 AWARD OR BEING ISSUED THE RESTRICTED SHARES. THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS IMPLEMENTATION AGREEMENT, THE ACTIONS CONTEMPLATED HEREUNDER AND THE VESTING CONDITIONS SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS THE CHIEF EXECUTIVE OFFICER OF THE COMPANY OR OTHERWISE OF ELIGIBLE SERVICE FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR ANY PARENT OR SUBSIDIARY EMPLOYING OR RETAINING THE PARTICIPANT) TO TERMINATE THE PARTICIPANT’S RELATIONSHIP OF ELIGIBLE SERVICE WITH THE COMPANY OR AS THE CHIEF EXECUTIVE OFFICER OF THE COMPANY OR AS A SERVICE PROVIDER OF THE COMPANY OR ANY PARENT OR SUBSIDIARY OF THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE.

10.Restrictive Legend. Each certificate, instrument, or book entry representing any Shares issued pursuant to this Implementation Agreement will, until such time as such Shares vest in accordance with paragraph 1 hereof and are no longer subject to the holding period under paragraph 6 hereof, be notated by the Company with a legend reading substantially as follows:

“THE SHARES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

11.Governing Law; Venue. This Implementation Agreement and the Option Agreement will be governed by the laws of the State of Texas, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Implementation Agreement or the Option Agreement, the Company and the Participant hereby submit to and consent to the jurisdiction of the State of Texas, and agree that such litigation will be conducted in the courts of Travis County, Texas, or the federal court for the United States District Court for the Western District of Texas, Austin Division, and no other courts.

12.Address for Notices. Any notice to be given to the Company under the terms of this Implementation Agreement will be addressed to the Company at Tesla, Inc., Attention: Stock Administration, 1 Tesla Road, Austin, Texas 78725, or at such other address as the Company may hereafter designate in writing.

13.Counterparts. This Implementation Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

14.Binding Agreement. Subject to the holding period and other limitations on the transferability of the Shares as provided herein, this Implementation Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

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15.No Advice Regarding Agreement. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding this Implementation Agreement, the Participant’s acquisition of the Restricted Shares hereunder upon exercise of the 2018 Award or other actions contemplated herein. The Participant has been advised to consult with the Participant’s own tax, legal and financial advisors regarding this Implementation Agreement before taking any action related hereto.

16.Section 409A. This Implementation Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code (including any amendments or successor provisions and any regulations and other administrative guidance thereunder, “Section 409A”). To the extent that any provision in this Implementation Agreement is ambiguous as to its compliance with or exemption from Section 409A or to the extent any provision in this Implementation Agreement must be modified to comply with or preserve such exemption from Section 409A, such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld; provided that any consent by the Company must be signed by a duly authorized officer of the Company acting on the direction of the Board by action of its Disinterested Directors), as the case may be, in such a manner so that all amounts due under this Implementation Agreement will comply with or preserve exemption from Section 409A. Without limiting the foregoing, the Company’s ability to accelerate or delay the Scheduled Vesting Date, any accelerated vesting under paragraph 1(b) hereof and the lifting or lapse of restrictions on the Restricted Shares shall be limited to the extent necessary to comply with or preserve exemption from Section 409A. For purposes of Section 409A, each payment made under this Implementation Agreement will be treated as a separate payment.

17.Entire Agreement; Amendment. Except as expressly provided herein, the 2018 Award and the Option Agreement will remain in full legal force and effect in accordance with the terms thereof. This Implementation Agreement constitutes the entire agreement by and between the Participant and the Company with respect to the specific subject matter hereof, and supersedes any and all prior agreements or understandings by and between the Participant and the Company with respect to the specific subject matter hereof, whether written or oral. Participant and the Company expressly warrant that they each are not accepting this Implementation Agreement in reliance on any promises, representations, or inducements other than those contained herein. Waivers under this Implementation Agreement must be in writing and signed by the party granting the waiver; provided that any waiver by the Company must be signed by a duly authorized officer of the Company acting on the direction of the Board by action of its Disinterested Directors. This Implementation Agreement may be amended or modified only by a written instrument executed by the Participant and a duly authorized officer of the Company acting on the direction of the Board by action of its Disinterested Directors.

18.Miscellaneous. Sections 15 (Successors and Assigns), 19 (Captions), 20 (Agreement Severable) and 22 (No Waiver) of the Terms and Conditions of the Option Agreement are incorporated herein mutatis mutandis.

*    *    *    *    *

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By the Participant’s signature and the signature of the representative of the Company below, the Participant and the Company agree that the Option Agreement (as modified by this Implementation Agreement) is incorporated herein by reference and made a part of this document as if the terms and conditions thereof were fully set forth herein. The Participant acknowledges and agrees that by signing this Implementation Agreement, either electronically through the electronic acceptance procedure established by the Company or through written acceptance delivered to the Company in a form satisfactory to the Company, such signature will constitute the Participant’s acceptance of and agreement with all of the terms and conditions of this Implementation Agreement. The Participant has reviewed this Implementation Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Implementation Agreement and fully understands all provisions of this Implementation Agreement.

Very truly yours,

Tesla, Inc.

By:    /s/ Brandon Ehrhart

Name: Brandon Ehrhart

Title: General Counsel and Corporate Secretary

AGREED AND ACCEPTED:

PARTICIPANT

/s/ Elon Musk
Elon Musk

Signature Page to Implementation Agreement